Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ERICKSON AIR-CRANE INCORPORATED

The name of the corporation is Erickson Air-Crane Incorporated (the “Corporation”). The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 2000, the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 28, 2007, the Second Amended and Restated Certificate of Incorporation (the “Second Amended Certificate”) was filed with the Secretary of State of the State of Delaware on April 10, 2012, the Certificate of Designation of Mandatorily Convertible Cumulative Participating Preferred Stock, Series A (the “Certificate of Designation,” and together with the Second Amended Certificate, the “Prior Certificate”) was filed with the Secretary of State of the State of Delaware on May 2, 2013, and the Third Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s board of directors and stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”). The Prior Certificate is hereby amended and restated in its entirety as follows:

ARTICLE 1.

NAME

The name of the Corporation is Erickson Incorporated.

ARTICLE 2.

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the registered agent at such address is The Corporation Trust Company.

ARTICLE 3.

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE 4.

AUTHORIZED CAPITAL STOCK

A.	Authorized Classes of Capital Stock.

1.	The Corporation is authorized to issue two classes of capital stock, to be designated, respectively, common stock, par value $0.0001 per share (“Common Stock”), and preferred stock, par value $0.0001 per share (“Preferred Stock”). The Corporation is hereby authorized to issue up to 110,000,000 shares of Common Stock and up to 10,000,000 shares of Preferred Stock.

2.	New shares of Common Stock may be issued from time to time pursuant to the procedures adopted by the board of directors of the Corporation (the “Board of Directors”) and communicated to the stockholders of the Corporation (the “Stockholders”).

B.	Common Stock. Except as provided in this Subdivision and in Article 6, holders of Common Stock are entitled to one vote per share of Common Stock on any matter submitted to the Stockholders. When dividends or other distributions are declared by the Board of Directors, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the dividend or other distribution are entitled to receive the remainder of the declared dividends or other distributions. On dissolution of the Corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation. Except as required by law, holders of Common Stock are not entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), including any certificate of designation filed with respect to any series of Preferred Stock, that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of the affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon.

C.	Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by the DGCL, as amended from time to time, and by the provisions of this article, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, powers, preferences, rights, qualifications, limitations, and restrictions of each series.

C.A.	Mandatorily Convertible Cumulative Participating Preferred Stock, Series A.

1.	Designation. There is hereby established out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Mandatorily Convertible Cumulative Participating Preferred Stock, Series A” (the “Series A Preferred Stock”). The number of shares constituting such series initially shall be 4,008,439. The par value of the Series A Preferred Stock shall be $0.0001 par value per share, and the liquidation preference shall be $11.85 per share.

2.	Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to each other class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior to (such securities, “Senior Securities”) or on parity with (such securities “Parity Securities”) the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation and (ii) senior to the Common Stock, and each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the power to authorize and/or issue additional shares or classes or series of Junior Securities without the consent of the Holders.

3.	Definitions. The following initially capitalized terms shall have the following meanings for purposes of this Article 4, Subdivision C.A., whether used in the singular or the plural:

(a)	“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)	“Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c)	“beneficially own,” “beneficial owner,” and “beneficial ownership” are defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended.

(d)	“Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(e)	“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Global Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Global Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

All references herein to the “closing sale price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Global Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Global Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Global Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Global Market shall govern.

(f)	“Conversion Price” means for each share of Series A Preferred Stock, $11.85 per share, provided that the foregoing shall be subject to adjustment or limitation as set forth herein.

(g)	“Current Market Price” means, on any date, the volume weighted average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(h)	“Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.

(i)	“Exchange Property” has the meaning set forth in Section 11(a).

(j)	“Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(k)	“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(l)	“Junior Securities” has the meaning set forth in Section 2.

(m)	“Liquidation Preference” means, as to the Series A Preferred Stock, $11.85 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

(n)	“Mandatory Conversion Date” means, with respect to the shares of Series A Preferred Stock of any Holder, the third Business Day after which the Corporation has provided a Notice of Mandatory Conversion to each Holder and in any event shall be no later than 10 days after the Stockholder Approval is obtained; provided, however, that if the Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, the Mandatory Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution.

(o)	“Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(p)	“Parity Securities” has the meaning set forth in Section 2.

(q)	“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(r)	“Record Date” has the meaning set forth in Section 4(d).

(s)	“Reorganization Event” has the meaning set forth in Section 11(a).

(t)	“Section 4(c) Dividend Payment Date” has the meaning set forth in Section 4(c).

(u)	“Section 4(c) Dividend Period” has the meaning set forth in Section 4(c).

(v)	“Series A Preferred Stock” has the meaning set forth in Section 1.

(w)	“Stockholder Approval” means the approval of the stockholders of the Corporation necessary to approve the conversion of the Series A Preferred Stock into Common Stock for purposes of Rule 5635 of the NASDAQ Marketplace Rules.

(x)	“Special Dividend” has the meaning set forth in Section 4(c).

(y)	“Special Dividend Rate” means (i) 5% per annum for the Section 4(c) Dividend Period beginning on or subsequent to August 30, 2013 (the “Rate Date”) and ending on the 365th day following the Rate Date, or (ii) for any Section 4(c) Dividend Period in each 365-day period starting on one year anniversary of the Rate Date, an additional 1% per annum.

(z)	“Trading Day” means a day on which the shares of Common Stock:

(i)	are not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)	have traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

4.	Dividends.

(a)	From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative dividends of the type and in the amounts determined as set forth in Section 4(b) and cumulative dividends of the type and in the amounts determined as set forth in Section 4(c), and no more.

(b)	Subject to Section 4(a), if the Board of Directors or a duly authorized committee of the Board of Directors declares and pays a cash dividend in respect of any Common Stock, then, and as a condition to such cash dividend, the Board of Directors or such duly authorized committee of the Board of Directors shall declare and pay to the Holders of the Series A Preferred Stock, on the same dates on which such cash dividend is declared or paid, as applicable, on such Common Stock, a cash dividend in an amount per share of Series A Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible, assuming receipt of the Stockholder Approval (such dividend a “Participating Dividend”).

(c)	In addition to dividends payable under Section 4(b), dividends shall begin to accrue on August 30, 2013 and will be payable quarterly in arrears, commencing on September 30, 2013, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on March 31, June 30, September 30 and December 31 of each year, or, if any such day is not a Business Day, the next Business Day (each, a “Section 4(c) Dividend Payment Date”) for each outstanding share of Series A Preferred Stock, payable in cash at the Special Dividend Rate (such dividend, the “Special Dividend”). Dividends payable pursuant to this Section 4(c) will be, for each outstanding share of Series A Preferred Stock, payable in cash at an annual rate equal to the Special Dividend Rate multiplied by the sum of (A) the Liquidation Preference plus (B) all accrued and unpaid dividends, whether or not declared, on such shares of Series A Preferred Stock for any prior Section 4(c) Dividend Period, and will be computed on the basis of a 360-day year of twelve 30-day months and for any Section 4(c) Dividend Period greater or less than a full Section 4(c) Dividend Period will be computed on the basis of the actual number of days elapsed in the period divided by 360. No interest or sum of money in lieu of interest will be paid on any dividend payment on a share of Series A Preferred Stock paid later than the scheduled Section 4(c) Dividend Payment Date. The period from August 30, 2013 to but excluding September 30, 2013 and each period from and including a Section 4(c) Dividend Payment Date to but excluding the following Section 4(c) Dividend Payment Date is herein referred to as a “Section 4(c) Dividend Period.” Such dividends will accumulate during each dividend period from and including the immediately preceding dividend payment date (in the case of the initial dividend period, if applicable, August 30, 2013) to but excluding the immediately succeeding dividend payment date.

(d)	Notwithstanding anything to the contrary, if the Corporation shall fail to pay any Participating Dividend or Special Dividend due under this Section 4, then the Special Dividend Rate thereafter shall automatically increase by 2% per annum.

(e)	Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the applicable record date, which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to Special Dividends, shall be on the first Business Day of the month in which the relevant Section 4(c) Dividend Payment Date occurs (each, a “Record Date”).

(f)

Special Dividends and Participating Dividends are cumulative on the Series A Preferred Stock. To the extent that the Board of Directors or a duly authorized committee of the Board of Directors does not declare and pay the Special Dividend in full on the Series A Preferred Stock for a Section 4(c) Dividend Period prior to the related Section 4(c) Dividend Payment Date or does not declare and pay a Participating Dividend when, as and if required by Section 4(b) during a Section 4(c) Dividend Period, such unpaid dividends shall accrue and shall cumulate from the scheduled Section 4(c) Dividend Payment Date for such Section 4(c) Dividend Period, shall compound on each subsequent Section 4(c)

Dividend Payment Date and shall be payable quarterly in arrears on each subsequent Section 4(c) Dividend Payment Date. As used herein, the term “accrued” includes both accrued and accumulated dividends.

(g)	If full dividends payable on Series A Preferred Stock pursuant to Section 4(b) for any dividend period or Section 4(c) for any Section 4(c) Dividend Period have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not: (i) declare and pay or set aside for payment or declare and make or set aside for payment any distribution of assets on any Junior Securities (other than a dividend payable solely in Junior Securities); (ii) repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any Junior Securities (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one Junior Security for or into another Junior Security, and other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities by the Corporation; or (iv) repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any Parity Securities otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Securities except by conversion into or exchange for Junior Securities. The foregoing limitations do not apply to purchases or acquisitions of Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of its subsidiaries adopted before or after the Effective Date.

(h)	If full dividends payable on Series A Preferred Stock pursuant to Section 4(b) for the current dividend period or Section 4(c) for any Section 4(c) Dividend Period have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not declare, pay, or set aside for payment dividends on any Parity Securities or Junior Securities for any period; provided, that to the extent that the Corporation declares dividends on the Series A Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the Holders and the holders of any Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the current and accrued dividends due on the shares of Series A Preferred Stock and the aggregate of the current and accrued dividends due on any Parity Securities, which shall not include any accumulation for any prior dividend periods if such Parity Securities do not have a cumulative dividend.

(i)

If the Mandatory Conversion Date with respect to any share of Series A Preferred Stock is prior to any Record Date, the Holder of such share of Series A Preferred Stock (1) will not have the right to receive any Participating Dividends on the Series A Preferred Stock with respect to cash dividends declared on Common Stock on or after such Record Date and (2) will be entitled to receive a pro-rated Special Dividend with respect to the applicable Section 4(c) Dividend Period. If the Mandatory Conversion Date with respect to any share of Series A Preferred

Stock is on or after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend. For the avoidance of doubt, this provision shall not affect any rights to receive any accrued but unpaid dividends on the Series A Preferred Stock attributable to any Section 4(c) Dividend Period completed prior to the Record Date or any Participating Dividends that prior to the Record Date became required to be declared pursuant to Section 4(b).

5.	Liquidation.

(a)	In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, or upon the occurrence of a Deemed Liquidation Event (as defined below) the Holders at the time shall be entitled to receive liquidating distributions in an amount equal to the greater of (i) the Liquidation Preference per share of Series A Preferred Stock, plus an amount equal to any accrued but unpaid dividends, whether or not declared, thereon to and including the date of such liquidation and (ii) 110.0% of the payment or distribution to which such Holders would be entitled if the Series A Preferred Stock were converted into Common Stock, assuming receipt of the Stockholder Approval, plus all accrued but unpaid dividends, whether or not declared, immediately before such liquidation, dissolution, winding-up or Deemed Liquidation Event, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b)	In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, or any Deemed Liquidation Event, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)	Each of the following events shall be considered a “Deemed Liquidation Event” unless at least 15 days prior to the effective date of any such event, Holders of a two-thirds majority of the issued and outstanding shares of Series A Preferred Stock elect, by vote at a duly constituted meeting or by written consent, to require such event to not be considered a Deemed Liquidation Event and the Corporation shall have delivered written notice of any such proposed event at least 30 days before the effective date thereof:

(i)

a merger or consolidation in which the Corporation is a constituent party, or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the

Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(ii)	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(iii)	whether in a single transaction or series of related, the sale, purchase or transfer to a person or group of affiliated persons of more than fifty percent (50%) of the then outstanding Common Stock to a person or group of affiliate persons who did not, immediately prior to such transaction or series of related transactions, own fifty percent (50%) or more of the then outstanding Common Stock.

If any such event occurs but shall not have been considered a Deemed Liquidation Event by a majority vote of the issued and outstanding shares of Series A Preferred Stock, such event shall be a deemed to be a Reorganization Event pursuant to Section 11.

6.	Maturity. The Series A Preferred Stock shall be perpetual unless converted or redeemed in accordance with Article 4, Subdivision C.A.,

7.	Redemptions by the Corporation.

(a)

Optional Redemption. The Series A Preferred Stock may not be redeemed by the Corporation prior to May 2, 2018. On or after May 2, 2018, the Corporation, at its option, may redeem at any time all, but not less than all, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price per share payable in cash equal to the greater of (i) 125.0% of the sum of (A) the Liquidation Preference, plus (B) all accrued but unpaid dividends up to, but excluding, the date fixed for redemption, whether or not declared, and (ii) 110.0% of (A) (x) the number of shares of Common Stock into which a share of Series A Preferred Stock would be convertible on the Trading Day immediately prior to the date fixed for redemption, assuming receipt of the Stockholder Approval, multiplied by (y) the Current Market Price of Common Stock on such Trading Day plus (B) all accrued but unpaid dividends up to, but excluding, the date fixed for redemption, whether or not declared. The redemption price for any shares of Series A Preferred Stock shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Record Date shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date.

(b)	No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption of any shares of Series A Preferred Stock.

(c)	Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption; provided, that failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock to be so redeemed except as to the Holder to whom the Corporation has failed to give such notice or except as to the Holder to whom notice was defective. Notwithstanding the foregoing, if the Series A Preferred Stock or any depositary shares representing interests in the Series A Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price (or manner of determination of the redemption price); and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)	Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected on a pro rata basis or such other method as the depositary shall require that approximates a pro rata basis. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(e)

Effectiveness of Redemption. If notice of redemption has been duly given as provided in Section 7(c) and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into other shares of capital stock of the Corporation, shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s Preferred Stock undesignated as to series.

8.	Mandatory Conversion.

(a)	Effective as of the close of business on the Mandatory Conversion Date, each share of Series A Preferred Stock shall automatically convert into shares of Common Stock as set forth below. Upon conversion, Holders of Series A Preferred Stock may receive cash in lieu of fractional shares of Common Stock to the extent allowable pursuant to Section 13 hereof.

(b)	The number of shares of Common Stock into which a share of Series A Preferred Stock shall be convertible shall be determined by dividing (x) the Liquidation Preference by (y) the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof), and a Holder shall receive a cash amount per share of Series A Preferred Stock equal to all accrued but unpaid dividends, whether or not declared, up to but not including the Mandatory Conversion Date.

9.	Conversion Procedures.

(a)	At any time after the Corporation has received the Stockholder Approval, the Corporation shall promptly provide a written demand of mandatory conversion to each Holder (such demand, a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i)	the Mandatory Conversion Date;

(ii)	the number of shares of Common Stock to be issued upon conversion of the Series A Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii)	if certificates are to be issued, the place or places where certificates for shares of Series A Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock, as applicable.

(b)

Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any shares of Series A Preferred Stock, dividends shall no longer be declared on any such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive (i) shares of Common Stock issuable upon such mandatory conversion, (ii) any unpaid dividends, whether or not declared, on such shares to the extent provided in Section 4(i), and (iii) any other payments or distributions to which such Holder is otherwise entitled pursuant to Section 8, this Section 9, Section 10, Section 11 or Section 13 hereof, as applicable.

(c)	No allowance or adjustment, except pursuant to Section 4 or Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Series A Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series A Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series A Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series A Preferred Stock, except to the extent provided in Section 4(b) or Section 10(d).

(d)	Shares of Series A Preferred Stock duly converted in accordance with this Article 4, Subdivision C.A., or otherwise reacquired by the Corporation, will resume the status of authorized and unissued shares of the Corporation’s Preferred Stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock; provided, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series A Preferred Stock below the number of shares of Series A Preferred Stock then outstanding.

(e)	The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f)

Beginning on the Mandatory Conversion Date with respect to any share of Series A Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee (or, at the Corporation’s option, such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series A Preferred

Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

10.	Anti-Dilution Adjustments.

(a)	The Conversion Price shall be subject to the following adjustments:

(i)	Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0

OS1

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1	=	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series A Preferred Stock).

(ii)	Subdivisions, Splits and Combinations of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0

OS1

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1	=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced (but giving effect to any intervening adjustments that may have been made with respect to Series A Preferred Stock).

(b)(i)	All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii)	No adjustment to the Conversion Price shall be made if Holders are given at least 10 days’ prior notice of, and the opportunity to participate in, the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock (including without limitation pursuant to Section 4 hereof), without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

(iii)	The Applicable Conversion Price shall not be adjusted:

(A)	upon the issuance of any shares of Common Stock pursuant to any present bona fide plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan or under any bona fide savings or profit sharing or employee share purchase plan;

(B)	upon the issuance of any shares of Common Stock or options, rights or warrants to purchase such shares pursuant to any present bona fide employee, director or consultant benefit or incentive plan or program of or assumed by the Corporation or any of its subsidiaries, the principal purpose of which is not to raise capital;

(C)	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Effective Date and not amended in any economic or other relevant respect thereafter;

(D)	for a change in the par value or no par value of Common Stock; or

(E)	for accrued but unpaid dividends on the Series A Preferred Stock.

(c)	Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(b) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(b) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(d)	The shares of Series A Preferred Stock shall also be entitled to the following rights:

(i)	Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a stockholders’ rights plan, a dividend reinvestment plan or employee share purchase plan or other similar plans) entitling them to subscribe for or purchase shares of Common Stock, then each Holder shall receive the same rights or warrants as a holder of Common Stock would receive as though such Holder’s shares of Series A Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series A Preferred Stock would then be convertible, assuming receipt of the Stockholder Approval.

(ii)

Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities (including, without limitation, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in a “spin-off” transaction), cash or other assets (excluding any dividend or distribution referred to in clause (a)(i) above, any rights or warrants referred to in clause (d)(i) above, any dividend or distribution paid exclusively in cash, and any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its applicable subsidiaries) (such evidences of indebtedness, shares of capital stock, securities, cash or other assets, the “Distributed Property”), then each

Holder shall receive the same distribution of Distributed Property as a holder of Common Stock would receive as though such Holder’s shares of Series A Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series A Preferred Stock would then be convertible, assuming receipt of the Stockholder Approval.

(iii)	Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend pursuant to Section 4 is paid on the Series A Preferred Stock, (b) any cash that is distributed in a Reorganization Event, (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, each Holder shall receive the same distribution as a holder of Common Stock would receive as though such Holder’s shares of Series A Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series A Preferred Stock would then be convertible, assuming receipt of the Stockholder Approval.

(iv)	Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Current Market Price per share of the Corporation’s Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer (such excess, the “Excess Consideration”), then each Holder shall receive the same Excess Consideration as a holder of Common Stock participating in such tender or exchange offer would receive as though such Holder’s shares of Series A Preferred Stock had been converted into such number of shares of Common Stock that such Holder’s shares of Series A Preferred Stock would then be convertible, assuming receipt of the Stockholder Approval.

(v)	Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date the rights have separated from the shares of Common Stock, in which case each Holder shall receive, at the time of separation, the same rights as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (d)(i) above, assuming receipt of the Stockholder Approval.

(e)	Notwithstanding anything to the contrary in this Article 4, Subdivision C.A., the Corporation shall not take any action that would result in the Applicable Conversion Price being adjusted to below the then par value of the Common Stock deliverable upon conversion of the Series A Preferred Stock.

11.	Reorganization Events.

(a)	In the event that for so long as any shares of Series A Preferred Stock remain outstanding there occurs, subject to Section 5:

(i)	any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii)	any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii)	any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv)	any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition); (any such event specified in this Section 11(a), a “Reorganization Event”); then each share of a Holder’s Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall automatically convert, effective as of the effective time and date of the Reorganization Event, into the type and amount of securities, cash and other property receivable in such Reorganization Event by a holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty ) of the number of shares of Common Stock specified below (such shares of Common Stock, the “Reorganization Event Shares”), and a cash amount to the extent provided below (such securities, cash and other property, the “Exchange Property”). The number of Reorganization Event Shares shall be determined by multiplying the number of shares of Series A Preferred Stock held by the Holder by the quotient of (x) the Liquidation Preference divided by (y) the Applicable Conversion Price as of such date, and a Holder shall receive a cash amount equal to all accrued but unpaid dividends on shares of Series A Preferred Stock held by such Holder, whether or not declared, with respect to any Section 4(c) Dividend Period for which a Record Date has occurred prior to the date of the Reorganization Event.

(b)	In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Holders shall likewise be allowed to make such an election.

(c)	The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)	The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e)	The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

12.	Voting Rights.

(a)	Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.

(b)	So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of at least a two-thirds majority of the shares of Series A Preferred Stock at the time outstanding, voting as a single voting group, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by the DGCL:

(i)	any amendment, alteration or repeal (including by means of a merger, consolidation, operation of law or otherwise) of any provision of the Certificate of Incorporation or the Corporation’s bylaws that would adversely affect the rights or preference of the Series A Preferred Stock;

(ii)	any amendment or alteration (including by means of a merger, consolidation, operation of law or otherwise) of the Corporation’s Certificate of Incorporation to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any Senior Securities;

(iii)	any authorization or issuance of additional shares of Series A Preferred Stock;

(iv)	any issuance of Parity Securities in excess of $2 million in aggregate principal amount.

(v)	any issuance of Senior Securities; or

(vi)

the consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Corporation with another entity that results in any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Corporation’s bylaws or the equivalent documents of another corporation that would adversely affect the rights or preferences of the Series A Preferred Stock, except that the Holders will have no right to vote under this provision if (x) the Series A Preferred Stock remains outstanding with the same rights, preferences, privileges and voting powers or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series A Preferred Stock remaining outstanding with the same rights, preferences, privileges and voting powers or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole; provided, that any increase in the amount of the authorized Preferred Stock of the Corporation or any securities convertible into the Preferred Stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock of the Corporation or any securities convertible into Preferred Stock of the Corporation ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect the rights or preference of the Series A Preferred Stock and, notwithstanding any provision of Delaware law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

(c)	Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted into shares of Common Stock.

13.	Fractional Shares.

(a)	No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock, except with respect to their rights as holders of Common Stock.

(b)	In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date (such amount in cash, the “Fractional Share Cash Payment”); provided, that to the extent the Corporation is prevented from making such Fractional Share Cash Payments due to Cash Payment Restrictions, the Corporation shall issue a senior unsecured promissory note from the Corporation on terms reasonably satisfactory to the Holder and the Corporation for a cash amount equal to the Fractional Share Cash Payment.

(c)	If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

14.	Reservation of Common Stock.

(a)	The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in Article 4, Subdivision C.A., free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.

(b)	All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(c)	Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d)	The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Global Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series A Preferred Stock.

15.	Replacement Certificates.

(a)	The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b)	The Corporation shall not be required to issue any certificates representing the Series A Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

16.	Miscellaneous.

(a)	All notices referred to in this Article 4, Subdivision C.A. shall be in writing, and, unless otherwise specified in this Article 4, Subdivision C.A., all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Article 4, Subdivision C.A.) with postage prepaid, addressed: (i) if to the Corporation, to its office at 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239, Attention: Edward T. Rizzuti, Facsimile: (503) 473-8540 with a copy to the Corporation’s legal counsel at DLA Piper LLP (US) at 500 8th Street, NW, Washington DC 20004, Attention: Michael P. Reed, Facsimile: (202) 799-5229, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)	The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c)	All payments on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d)	No share of Series A Preferred Stock shall have any rights of preemption whatsoever under this Article 4, Subdivision C.A. as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e)	The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

D.	Stockholder Action.

1.	Until such date that ZM EAC LLC, ZM Private Equity Fund I, L.P. or ZM Private Equity Fund II, L.P., their Affiliates or any person who is an express assignee or designee of ZM

EAC LLC, ZM Private Equity Fund I, L.P. or ZM Private Equity Fund II, L.P. in respect of its respective rights hereunder (and such assignee’s or designee’s Affiliates) cease to own, in the aggregate, at least 30% of the outstanding shares of Common Stock (the “Trigger Date”), with respect to any class of capital stock:

(a)	any action required to be taken or which may be taken at any annual or special meeting of Stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted; and

(b)	special meetings of the Stockholders may be called by (i) the Chairman of the Board of Directors, (ii) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors, or (iii) any Controlling Stockholder (as defined below) who, together with its Affiliates, owns more than 30% of the outstanding shares of Common Stock, or any director who is employed by such a Controlling Stockholder.

2.	From and after the Trigger Date, with respect to any class of its capital stock:

(a)	no action required to be taken or which may be taken at any annual or special meeting of Stockholders may be taken without a meeting;

(b)	the power of the Stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied; and

(c)	special meetings of the Stockholders may be called by (i) the Chairman of the Board of Directors or (ii) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

3.	Prior to the Trigger Date, nominations and stockholders’ proposals by ZM EAC LLC, ZM Private Equity Fund I, L.P. or ZM Private Equity Fund II, L.P. (such persons, other than the Company and its Subsidiaries, are referred to herein collectively, as the “Controlling Stockholders”) shall not be subject to any advance notice or similar procedures that may be set forth from time to time in the Bylaws of the Corporation.

E.	Advance Notice. Except as otherwise provided herein, Advance notice of Stockholder nominations for the election of directors and of business to be brought by Stockholders before any meeting of the Stockholders must be given in the manner provided in the Corporation’s bylaws.

ARTICLE 5.

BOARD OF DIRECTORS

A.

Powers and Numbers of Directors. The management of the business and the conduct of the Corporation’s affairs is vested in the Board of Directors. At least two-thirds of the directors must be U.S. Citizens (as defined in Article 6) to the extent required to ensure that the Corporation complies with applicable provisions of law and regulations relating to ownership or control of an “air carrier” (as that term is defined in Section 40102(a)(2) of Title 49 of the United States Code,

as amended, or in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time). The Board of Directors shall consist of not less than three and not more than eleven directors, the exact number to be fixed by one or more resolutions adopted by the Board of Directors consistent with the Certificate of Incorporation. No decrease in the number of directors may shorten the term of any director.

B.	Classified Board. The directors shall be divided into three classes, designated Class 1, Class 2 and Class 3. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial term of each class of directors shall begin on the date hereof and expire as follows:

Class 1	first annual meeting of Stockholders after the filing of the Second Amended Certificate

Class 2	second annual meeting of Stockholders after the filing of the Second Amended Certificate

Class 3	third annual meeting of Stockholders after the filing of the Second Amended Certificate

After the expiration of a director’s initial term, the Stockholders shall elect a director and such director shall serve as a director until the third annual meeting of the Stockholders after such director’s election and until such director’s successor has been elected and qualified or until such director’s earlier death, resignation, or removal. At each annual meeting of the Stockholders, any director elected to succeed a director whose term has expired will be of the same class as the director such director succeeds, unless, by reason of any earlier changes in the authorized number of directors, the Board of Directors designates the directorship as a directorship of another class to more nearly achieve equality in the number of directors among the classes. Notwithstanding that the three classes must be as nearly equal in number of directors as possible, if the authorized number of directors changes, each director then serving will nevertheless continue as a director of the class of which such director is a member, until the expiration of such director’s current term or such director’s earlier death, resignation, or removal.

C.	Vacancies. Subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, shall, except as otherwise provided by law or unless the Board of Directors determines by resolution that the Stockholders shall fill any vacancies or newly created directorships, fill (1) any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes and (2) any newly created directorships resulting from any increase in the number of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term of the director for which the vacancy was created or occurred and until such director’s successor has been elected and qualified. A director chosen to fill a vacancy will be of the same class as the director such director succeeds, unless, by reason of any earlier changes in the authorized number of directors, the Board of Directors designates the vacant directorship as a directorship of another class to more nearly achieve equality in the number of directors among the classes.

D.

Removal of Directors. Stockholders may remove directors only for cause. For purposes of this Subdivision, “cause” means the director has: (1) committed an act of fraud or embezzlement against the Corporation; (2) been convicted of, or plead nolo contendere to, a crime involving moral turpitude; or (3) failed to perform the director’s duties as a director and the failure constitutes a breach of the director’s duty of loyalty to the Corporation or provides an improper personal benefit to the director.

ARTICLE 6.

LIMIT ON VOTING POWER

A.	Non-Citizen Voting Limitation. All (1) capital stock of, or other equity interests in, the Corporation, (2) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, and (3) options, warrants or other rights to acquire the securities described in clauses (1) and (2), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the following limitations:

1.	Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons who fail to qualify as a “citizen of the United States” (as the term is defined in Section 40102(a)(15) of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time (a “U.S. Citizen”)) be entitled to be more than 24.9% (or such other maximum percentage as such Section or substitute or replacement legislation shall hereafter provide) of the aggregate votes of all outstanding Equity Securities (the “Cap Amount”). If the total number of Equity Securities held by Persons who fail to qualify as U.S. Citizens would otherwise entitle such holders to vote more than the Cap Amount, then the number of votes such holders shall be entitled to vote with respect to all Equity Securities held by such holders shall be reduced by such amount such that the total number of votes such holders of Equity Securities shall be entitled to vote shall equal the Cap Amount.

2.	Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as U.S. Citizens based on the number of votes to which the underlying Equity Securities are entitled.

B.	Legends. Each certificate, notice, or other representative document for Equity Securities (including each such certificate, notice, or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

“The [type of Equity Securities] represented by this [certificate/notice/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as “citizens of the United States” as the term is defined in Section 40102(a)(15) of Title 49 of the United States Code, as amended, or in any similar legislation of the United States enacted in substitution or replacement therefore, and as interpreted by the Department of Transportation, its predecessors and successors from time to time. Such voting restrictions are contained in the Third Amended and Restated Certificate of Incorporation of Erickson Incorporated, as the same may be amended or restated from time to time. A complete and correct copy of the Third Amended and Restated Certificate shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of Erickson Incorporated.”

C.	Beneficial Ownership Inquiry. The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to Stockholders in connection with the annual meeting (or any special meeting) of the Stockholders or otherwise) require any person or entity of any nature whatsoever, specifically including any Person that is a holder of record of Equity Securities or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Equity Securities to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person:

1.	All Equity Securities as to which such Person has record ownership or Beneficial Ownership are owned and controlled only by U.S. Citizens; or

2.	The number and class or series of Equity Securities owned of record or that are Beneficially Owned by such Person that are owned or controlled by Persons who are not U.S. Citizens are as set forth in such certification.

For purposes of this Article 6, Subdivision C only, “Beneficial Ownership” and “Beneficially Owned” has the meaning provided herein but without regard to the 60-day provision in paragraph (d)(1)(i) Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

With respect to any Equity Securities identified by such Person in response to paragraph 2 above, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article 6.

D.	Board Authority. A majority of the Board of Directors shall have the exclusive power to determine all matters necessary to determine compliance with this Article 6, and the good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article 6.

ARTICLE 7.

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as amended or interpreted, no director of the Corporation shall be personally liable to the Corporation or the Stockholders for monetary damages for breach of fiduciary duty as a director. If, after approval of this Article 7 by the Stockholders, the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation will be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the provisions of this Article 7 by the Stockholders shall not adversely affect any right or protection of any director of the Corporation existing at or prior to the time of such repeal or modification.

ARTICLE 8.

INDEMNIFICATION; INSURANCE

A.

Indemnification. Each person who was or is a party to, or is threatened to be made a party to, or is involved (as a party, witness, or otherwise) in any threatened, pending, or completed action, suit, or any other threatened, pending, or completed proceeding, including any and all appeals, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation (including service with respect to employee benefit plans) or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended or interpreted, against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Indemnitee as a result of the actual or deemed receipt of any payments under this Article 8) actually and reasonably incurred by such person in connection therewith (collectively, “Expenses”); provided, however, that except as to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. No amendment to this Article 8 that limits the Corporation’s obligation to indemnify any person has any effect on such obligation for any act or omission that occurred prior to the effective date of such amendment.

B.	Advancement of Expenses. Expenses incurred by an Indemnitee in defending a Proceeding shall be paid to the fullest extent not prohibited by law by the Corporation in advance of the final disposition of such Proceeding. Expenses shall be advanced only upon delivery to the Corporation of an undertaking, by or on behalf of an Indemnitee, to repay such Expenses if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article 8 or otherwise. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to pay to an Indemnitee in advance of the final disposition of a Proceeding, except as to Proceedings to enforce rights to advancement, Expenses relating to a Proceeding (or part thereof) instituted against the Corporation by such Indemnitee.

C.	Not Exclusive Remedy. The rights to indemnification and to the advancement of Expenses conferred on any Indemnitee in this Article 8 shall not be exclusive of any other rights that such Indemnitee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, provision of the bylaws of the Corporation, agreement, vote of Stockholders or disinterested directors, or otherwise.

D.	Contract Rights. The rights conferred upon Indemnitees in this Article 8 shall be contract rights and shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

E.	Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE 9.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

A.

Certificate of Incorporation Amendments. The Corporation reserves the right to alter, amend, or repeal any provision contained in the Certificate of Incorporation in the manner now or later prescribed by Delaware law. All rights conferred by the Certificate of Incorporation are granted subject to this reservation. Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or repeal Subdivisions 5(B), 5(C), or 9(A), or Articles 6, 7, or 8.

B.	Bylaw Amendments. The Board is expressly empowered to adopt, amend or repeal the Corporation’s bylaws. The Stockholders also have power to adopt, amend or repeal the Corporation’s bylaws. However, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend, or repeal any provision of the Corporation’s bylaws.

IN WITNESS WHEREOF, Erickson Air-Crane Incorporated has caused this Third Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this             day of             , 2014.

ERICKSON AIR-CRANE INCORPORATED

By:
Udo Rieder
Chief Executive Officer and President